Exhibit 10.11

KEY EMPLOYEE SECRECY AND NONCOMPETE AGREEMENT

THIS AGREEMENT, entered into as of this      day of              by and between CryoLife, Inc., a Florida corporation (the “Company”), and                      (the “Employee”);

WITNESSETH:

WHEREAS, the Company has employed or continues to employ the Employee pursuant to a separate agreement;

WHEREAS, in the course of his/her employment, Employee will gain knowledge of the business, affairs, clients and methods of the Company and also techniques, systems, forms and methods used and devised by the Company or at the Company’s expense, will have access to lists of the Company’s clients and their needs, and will become personally known to and acquainted with the Company’s clients; and

WHEREAS, the Company requires the Employee to enter into this agreement as a condition to his/her employment and/or his/her continued employment by the Company.

NOW, THEREFORE, in consideration of the premises, the employment and/or continued employment of the Employee, the promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

“Business of the Company” means the following activities in which the Company actively engages: (i) the removal, procurement, preparation, encapsulation, low temperature preservation, storage, transportation, rejuvenation and transplantation of tissue, (ii) the development, manufacture, storage, transportation, distribution and sale of processed, fixed and unfixed, porcine heart valves, and (iii) the development, manufacture, storage, transportation, distribution and sale of sealants, adhesives and other biomedical materials and agents for use in medical procedures.

“Confidential Information” means any and all information of the Company which is not generally known to or by businesses which compete with the Company about the Business of the Company or the Company’s financial affairs. It includes, without limitation, information relating to accounting, marketing, sources of tissue procurement and distribution, all information of the foregoing type relating to any client of the Company, client lists, client account records, training and operations material and memoranda, personnel records, pricing and service fee information.

“Customer” means: (i) hospitals, operating nurses and surgeons who have the power or ability to order or call for new tissue processing services related to the Business of the Company and upon whom the Company calls and (ii) organ procurement organizations and tissue banks from whom the Company procures tissue, and (iii) universities, businesses, inventors, consultants, hospitals, operating nurses and surgeons with whom the Company collaborates or otherwise cooperates or works with in connection with the Company’s research, development, improvement, and refinement of products and services provided, sold, or under development by the Company

“Territory” means the United States of America , the geographic area in which the Company conducts its business.

“Trade Secrets” means the whole and any part of any proprietary information regarding removal, preparation, encapsulation, low temperature preservation, storage, transportation, distribution, rejuvenation and transplantation process and techniques which the Company utilizes in servicing tissue and in its research activities. “Trade secrets” also include the whole or any part or phase of any scientific or technical information, design, process, procedure, formula or improvement of the Company that is valuable and secret (in the sense that it is not known to businesses which compete with the Business of the Company except under restrictive license).

2. Confidential Information.

Employee covenants and agrees that he/she will treat as confidential and will not, without the prior written approval of the Company, use (other than in the performance of his designated duties for the company), or disclose any Confidential Information either during the term of his employment hereunder or for a period of 24 months thereafter.

3. Trade Secrets.

Employee covenants and agrees that he/she will treat as confidential and will not, without the prior written approval of the Company, use (other than in the performance of his designated duties of the Company) or disclose any Trade Secrets either during or after the term of his/her employment hereunder.

4. Records.

All records, notes, files, memoranda, reports, price lists, client lists, drawings, plans, sketches, documents, equipment, apparatus, and like items, and all copies thereof, relating to the Business of the Company, Confidential Information or Trade Secrets, which shall be prepared by Employee or which shall be disclosed to or which shall come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Employee agrees that at any time upon request from the Company he/she will promptly deliver to the Company the originals and all copies of any of the foregoing that are in his possession, custody or control, and any other property belonging to the Company.

5. Employee Inventions.

Any invention, improvement, discovery, process, formula, code, program, system or method relating to or useful in connection with any business conducted by the Company, now or in the future, which is made or discovered or which comes to the attention of the Employee while employed by the Company will be promptly and fully disclosed by him/her to his/her supervisor at the Company. Without the Company’s being obligated to pay any consideration therefore in addition to the employment compensation Employee receives from the Company, any such invention, improvement, discovery, process, formula or method will be the sole and absolute property of the Company, and the Company will be the sole and absolute owner of all patent and other rights in respect thereof. At the request and expense of the Company, the Employee will execute and deliver all such documents and will do all such other acts as may be in the Company’s opinion necessary or desirable to secure to the Company or its nominee all right, title and interest in and to any such invention, improvement, discovery, process, formula or method, including but not limited to applications for letters patent issued by the United States or any other country. The provisions of this paragraph shall be binding upon the heirs, successors, and assigns of Employee.

6. Cooperation.

Employee agrees to cooperate both during and after his/her employment hereunder, to the extent and in the manner requested by the Company and at the Company’s expense, in the prosecution or defense of any claims, litigation or other proceeding involving property of the Company, Confidential Information or Trade Secrets. During his/her employment hereunder, the Employee agrees to diligently protect any and all Trade Secrets and Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with regulations established by the Company for the purpose of protecting such information.

7. Agreement Not to Compete.

Employee covenants and agrees that during his/her employment by the Company and for a period of 24 months after the termination, for any reason, of such employment, he/she will not, without the prior written consent of the Company for himself/herself, as a consultant, management, supervisory or executive employee of any company, partnership or business concern, or as an independent contractor for any company, partnership or business concern, directly or indirectly, compete with the Business of the Company within the Territory by providing any services which are the same as or substantially similar to the services Employee provided for the Company during the last 24 months of Employee’s employment by the Company.

8. Agreement Not to Solicit Customers.

Employee covenants and agrees that during his/her employment by the Company and for a period of 24 months following the termination, for any reason, of such employment, he/she will not, without the prior written consent of the company, either directly or indirectly, on his/her own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or appropriate away from the Company, any Customers of the Company; provided, however, that this Section 8 shall not apply to any Customer of the Company with whom the Employee has not dealt at any time during the last 24 months of his/her employment by the Company or to any Customer whose business is not located within the Territory.

9. Agreement Not to Solicit Employees.

Employee covenants and agrees that, during his/her employment by the Company and for a period of 24 months following termination, for any reason, of such employment, he/she will not, either directly or indirectly, on his/her own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company.

10. Remedies.

(a) Employee acknowledges and agrees that, by virtue of the duties and responsibilities attendant to his/her employment by the Company and the special knowledge of the Company’s affairs, business, clients and operations that he/she has and will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company if Employee should breach or violate any of the covenants and agreements contained in Sections 2, 3, 4, 5, 7, 8, and 9, and Employee further acknowledges and agrees that each of such covenants are reasonably necessary to protect and preserve the Business of the Company. Employee, therefore, agrees and consents that, in addition to any other remedies available to it, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by the Employee of any of the covenants or agreements contained in such Sections.

(b) The existence of any claim, demand, action or cause of action of Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained herein.

11. Severability.

Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant, and should any part or provision of any such covenants be declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other separate covenant of Employee not declared invalid.

12. Notices.

Any notice required or permitted to be given to one party by the other party hereto pursuant to this Agreement shall be in writing and shall be personally delivered or sent by United States Mail, certified or registered, return receipt requested, first class postage and charges prepaid, in envelopes addressed to the parties as follows:

Employee:	At the address beneath his signature below.

Company:	CryoLife, Inc.
1655 Roberts Blvd., NW
Kennesaw, Georgia 30144

or at such other addresses as shall be designated in writing as aforesaid by either party to the other party hereto. Notices delivered in person shall be effective on the date of delivery. Notices sent by United States Mail shall be effective upon the date of actual receipt.

13. Other Rights and Agreements.

The rights of the Company under this Agreement to protect its Confidential Information, Trade Secrets, business records and other proprietary interests are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests. Other written noncompetition agreements entered into prior to this Agreement are hereby superseded and terminated to the extent their provisions exceed the provisions contained herein. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized officer of the Company, or upon Employee unless made in writing and signed by him. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CRYOLIFE, INC.:	THE EMPLOYEE:

By:

Title:	Address: